For the semi-annual period ended (a) September 30, 2001
File number (c) 811-4710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on August 8, 2001. At such meeting the stockholders elected the entire slate of Class III Directors, voted against a stockholder proposal recommending the termination of the Investment Management Agreement and approved a stockholder's proposal to amend the Fund's bylaws to require that the Annual approval of the Investment Management Agreement be submitted to stockholders each year.


a)	Approval of Directors

					Affirmative
Shares
					votes cast
	Withheld

		 David J. Brennan		9,709,024		2,797,082
		 Robert F. Gunia		9,759,222		2,746,884
 Nicholas T. Sibley		9,731,927
	2,774,178

b)	Approval to Terminate Investment Management Agreement

			Affirmative	Negative		Shares
 			Votes Cast		Votes Cast
	Abstained
	2,317,657		5,866,541
	198,312

c)	Approval to Amend Bylaws re: Investment Management
Agreement

			Affirmative	Negative		Shares
 			Votes Cast		Votes Cast
	Abstained
		4,762,648		3,395,385
	223,980